Exhibit 99.1

AFFILIATED MANAGERS GROUP, INC.

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

3.95% Convertible Senior Notes due 2038

(CUSIP No. 008252 AL2)*

Redemption Date: Thursday, August 15, 2013

NOTICE IS HEREBY GIVEN that Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), has elected to redeem and will redeem on August 15, 2013 (the “Redemption Date”), all of its issued and outstanding 3.95% Convertible Senior Notes due 2038 (CUSIP No. 008252 AL2) (the “Notes”).  The redemption price equals 100.00% of the principal amount of the Notes to be redeemed (the “Redemption Payment”).  The redemption of the Notes is being effected pursuant to Section 6 of the Notes and in accordance with Article III of the Indenture, dated as of August 6, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  Terms used but not defined herein shall have the meanings specified in the Indenture.

Interest, Contingent Interest, if any, and Additional Interest, if any, on the Notes will cease to accrue from and after the Redemption Date unless the Company defaults in making the Redemption Payment.  To collect the Redemption Payment, the Notes must be surrendered to The Bank of New York Mellon Trust Company, N.A. (in its capacity as the “Paying Agent”) by effecting book-entry transfer of the Notes or delivering the Notes in certificated form, together with necessary endorsements, as the case may be.  The Redemption Payment is identical to the payment that a holder would be entitled to upon a repurchase of the Notes pursuant to Section 16.01 of the Indenture.

The Notes may also be converted at any time before 5:00 p.m. (New York City time) on Wednesday, August 14, 2013. The conversion rate is 7.9586 shares of Company common stock per $1,000 principal amount of Notes, which results in a conversion price of approximately $125.65 per share of Company common stock. Holders wishing to convert their Notes prior to the Redemption Date must satisfy the requirements set forth in the Notes and comply with the procedures of The Depository Trust Company for Notes held in global form.  Notes called for redemption and not converted will be redeemed on the Redemption Date.

The Conversion Agent for the Notes is The Bank of New York Mellon Trust Company, N.A. The address for both the Paying Agent and Conversion Agent is The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek, East Syracuse, New York 13057, Attention: Corporate Trust Operations.

Inquiries may be made by contacting the Trustee at 1-800-254-2826.

Dated: July 16, 2013

Under U.S. federal income tax law, backup withholding (currently at a rate of 28%) may apply to payments on the Notes, including the Redemption Payment, made to certain holders who fail to furnish the Paying Agent with a valid taxpayer identification number.  Holders of the Notes who wish to avoid the imposition of such withholding tax should submit certified taxpayer identification numbers on a properly completed Internal Revenue Service Form W-9 when presenting their Notes for payment (or, if applicable, should submit a properly completed Internal Revenue Service Form W-8BEN or other certification establishing an exemption from withholding).

* The CUSIP number has been assigned to this issue by CUSIP Global Services (managed by Standard and Poor’s) and is included solely for the convenience of the holders of the Notes. No representation is being made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained herein and the holder may rely only on the identification numbers printed on its Note.